Exhibit 10(iii)(A)(16)
AMENDMENT TO EMPLOYMENT AGREEMENT
          AMENDMENT made as of September 12, 2007 (the “Effective Date”), between THE INTERPUBLIC GROUP OF COMPANIES, INC. (“Interpublic”) and TIMOTHY A. SOMPOLSKI (“Executive”).
WITNESSETH:
          WHEREAS, Interpublic and Executive are parties to an Employment Agreement made as of July 6, 2004 (the “Agreement”);
          WHEREAS, the Agreement provides for payments that are or might be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”); and
          WHEREAS, Interpublic and Executive wish to avoid causing the Agreement or any action taken thereunder to violate any applicable requirement of Section 409A of the Code;
          NOW, THEREFORE, in consideration of the mutual promises set forth herein and in the Agreement, the parties hereto, intending to be legally bound, agree as follows:
     1. Incorporation by Reference. All provisions of the Agreement are hereby incorporated herein by reference and shall remain in full force and effect except to the extent that (a) such provisions are expressly modified by the provisions of this Amendment, or (b) paragraph 12, below, requires such provisions to be modified.
     2. Defined Terms. When the initial letter or letters of any of the following words or phrases in this Amendment are capitalized, such word or phrase shall have the following meaning unless the context clearly indicates that a different meaning is intended:
     a. “ESP” means the Interpublic Executive Severance Plan, as amended from time to time.
     b. “401(k) Plan” means the Interpublic Savings Plan, as amended from time to time.

     c. “Good Reason”
     i. Executive shall be deemed to resign for Good Reason if and only if (A) his Termination Date occurs within the two-year period immediately following the date on which a Covered Action (as defined by clause (ii), below) occurs, and (B) the conditions specified by clauses (ii) and (iii), below, are satisfied.
     ii. Executive shall have Good Reason to resign from employment with IPG only if at least one of the following events (each a “Covered Action”) occurs:
     (A) IPG materially reduces Executive’s annualized rate of base salary;
     (B) an action by IPG results in a material diminution of Executive’s authority, duties or responsibilities;
     (C) an action by IPG results in a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report;
     (D) IPG materially diminishes the budget over which Executive retains authority;
     (E) IPG requires Executive, without his express written consent, to be based in an office more than fifty (50) miles outside of the New York, New York metropolitan area, unless (x) the relocation decision is made by Executive, or (y) Executive is notified in writing that Interpublic or his employer is seriously considering such a relocation and Executive does not object in writing within ten (10) days after he receives such written notice; or
     (F) IPG materially breaches an employment agreement between Interpublic and Executive.

     iii. Executive shall not have Good Reason to resign as a result of a Covered Action unless:
     (A) within the ninety (90) day period immediately following the date on which such Covered Action first occurs, Executive notifies Interpublic in writing that such Covered Action has occurred; and
     (B) such Covered Action is not remedied within the thirty (30) day period immediately following the date on which Interpublic receives a notice provided in accordance with subclause (A), above.
     d. “IPG” means Interpublic or any of its parents, subsidiaries, or affiliates.
     e. “Notice Date” means (x) if Interpublic terminates Executive’s employment hereunder without Cause, the date that Interpublic provides written notice to Executive that his employment with Interpublic will be terminated involuntarily as of a specified Termination Date in the future, or (y) if Executive terminates his employment hereunder for Good Reason, the date that Executive provides written notice to Interpublic that a Covered Action has occurred.
     f. “Specified Employee” has the meaning prescribed by Section 409A(a)(2)(B)(i) of the Code, determined in accordance with Treas. Reg. § 1.409A-1(i).
     g. “Termination Date” means the date of Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code), as determined by Interpublic in accordance with Treas. Reg. § 1.409A-1(h)(1). A sale of assets to an unrelated buyer that results in Executive working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless Interpublic, with the buyer’s written consent, so provides within sixty (60) or fewer days before the closing of such sale. Unless the context clearly indicates otherwise, the phrase “termination date” as it appears in the Agreement without capitalization shall have the same meaning as set forth in this subparagraph g.

          If the initial letter or letters of any word or phrase in this Amendment are capitalized, and such word or phrase is not defined in this Amendment, such word or phrase shall have the meaning set forth in the Agreement unless the context clearly indicates that a different meaning is intended.
     3. Allowances and Reimbursements. Sections 6.04 and 6.08 of the Agreement are hereby clarified as follows:
     a. Section 6.04 of the Agreement is clarified by adding the following sentence at the end thereof:
“Such allowance shall be paid in equal installments according to Interpublic’s payroll practices and policies as are in effect from time to time.”
     b. Section 6.08 of the Agreement is clarified by adding the following sentences at the end thereof:
“In order to be reimbursed for any financial planning expense, Executive must submit substantiation of such expense in accordance with Interpublic’s standard policies on or before the ninetieth (90th) day of the calendar year next following the calendar year in which the applicable expense is incurred. Interpublic shall pay any reimbursement required by this Section 6.08 within thirty (30) days after it receives Executive’s valid request for reimbursement.”
     4. Termination of Employment by Interpublic. The Preamble of Section 7.01 of the Agreement is hereby clarified by adding the following sentence to the beginning thereof:
“The provisions of this Section 7.01 shall apply only if Interpublic terminates Executive’s employment hereunder involuntarily (within the meaning of Treas. Reg. § 1.409A-1(n)(1)) without Cause.”

     5. Continuation of Benefits. Section 7.01(iii) of the Agreement is hereby deleted and replaced in its entirety with the following:
“(iii) Continuation of Benefits.
          “(a) If Interpublic terminates Executive’s employment involuntarily without Cause in accordance with subsection (i), above, Executive shall continue to be an employee, and shall continue to receive his base salary and the employee benefits that he is eligible to receive as an active employee, until the Termination Date (and Executive shall not receive salary or benefits for any period after the Termination Date).
          “(b) If Interpublic terminates Executive’s employment involuntarily without Cause in accordance with subsection (ii), above, Executive shall continue to receive the salary and benefits prescribed by paragraph (a), above, until the Termination Date. Thereafter, Executive shall be eligible to receive the following employee benefits:
          “(1) Medical, Dental, and Vision Benefits. Interpublic shall provide to Executive medical, dental, and vision benefits (or cash in lieu of such benefits) in accordance with Section 4.2 of ESP (including the indemnification required by Section 4.2(b) of ESP) as in effect on the Effective Date hereof, subject to the following provisions:
               “(A) The “designated number of months” for purposes of determining the “severance period” under ESP shall be twelve (12); provided, however, that Executive’s right to benefits under this subparagraph (1) shall terminate immediately upon Executive’s acceptance of employment with another employer offering similar benefits;
               “(B) Any amendment, suspension, or termination of ESP after the Effective Date that has the effect of reducing the level of benefits required by this Section 7.01(iii)(b)(1) shall be disregarded unless Executive expressly consents in writing to such amendment, suspension, or termination; and
               “(C) Executive’s right to the level of benefits required by this Section 7.01(iii)(b)(1) shall not be conditioned on Executive’s execution of the agreement required by Section 5 of ESP.
          “(2) Interpublic Savings Plan.
               “(A) Executive shall not be eligible to contribute or defer (and shall not contribute or defer) any compensation with respect to the period after the Termination Date under the 401(k) Plan or any other savings or deferred compensation plan (whether tax-qualified or nonqualified) maintained by IPG.
               “(B) Interpublic shall pay to Executive a lump-sum amount equal to the aggregate of the matching contributions that Interpublic would have made for the benefit of Executive under the 401(k) Plan if, during the period that begins on the day after the Termination Date and ends on the earlier of (x) the first anniversary of the Notice Date or (y) the date Executive accepts employment with another employer offering a tax-qualified savings plan, Executive had participated in the 401(k) Plan and made pre-tax deferrals and after-tax contributions to the 401(k) Plan at the same rate as in effect immediately before the Termination Date. Such payment shall be made (without interest) within thirty (30) days after the first anniversary of the Notice Date; provided, however, that if Interpublic determines that Executive is a Specified Employee, such payment shall be made (without interest) no earlier than Interpublic’s first pay date for the seventh month following the Termination Date (or, if earlier, a date determined by Interpublic that occurs within the ninety (90) day period immediately following the date of Executive’s death). The amount of the lump-sum payment required by this clause (B) shall be determined based on the matching formula prescribed by the 401(k) Plan as in effect during the period described herein.”
     6. Termination of Employment by Executive for “Good Reason.” Section 7.05 of the Agreement is hereby deleted and replaced in its entirety with the following:
“7.05 Termination of Employment by Executive for Good Reason. Executive may terminate his employment with Interpublic for Good Reason. In the event of termination by Executive for Good Reason, Interpublic shall pay or provide to Executive all of the compensation, benefits and perquisites specified by Section 7.01 hereof, as if Executive’s employment were terminated by Interpublic without Cause.”
     7. Reimbursement of Prevailing Party Fees and Costs. Section 9.01 of the Agreement is hereby clarified and amended by replacing the reference to “Section 13.01” with “Section 12.01” and by hereby amended to add the following new sentences to the end thereof:
“In order to be eligible for a payment or reimbursement pursuant to this Section 9.01, the party entitled to reimbursement or other payments shall submit to the other party a written request for payment, with invoices and receipts documenting the amount to be reimbursed or paid, within thirty (30) days after a final decision is rendered. Subject to the immediately preceding sentence, all reimbursements and other payments required by this Section 9.01 shall be made by March 15th of the calendar year next following the calendar year in which a final decision is rendered.”
     8. Entire Agreement. Article XI of the Agreement is hereby deleted and replaced by the following:
“Article XI
“Entire Agreement
     “11.01 This Agreement, as amended, sets forth the entire understanding between Interpublic and Executive concerning his employment by Interpublic and supersedes any and all previous agreements between Executive and Interpublic concerning such employment and/or any compensation or bonuses. In the event of any inconsistency between the terms of an amendment to this Agreement and the terms of this Agreement in effect before such amendment, the terms of the amendment shall govern. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, and execution of this Agreement and each amendment thereto. Any amendment or modification to this Agreement shall be set forth in writing and signed by Executive and an authorized director or officer of Interpublic.”
     9. Legal Fees and Expenses. Executive acknowledges that he has been reimbursed for legal fees, expenses and other costs associated with the negotiation of the Agreement. Executive shall not be entitled to reimbursement for any legal fees, expenses or other costs incurred in connection with this Amendment or any other employment-related agreement.

     10. Applicable Law. Section 12.01 of the Agreement is hereby clarified by adding at the end thereof the phrase “without regard to any rule or principle concerning conflicts or choice of law that might otherwise refer construction or enforcement to the substantive law of another jurisdiction.”
     11. Authority to Determine Payment Date. To the extent that any payment under the Agreement may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by the Executive, his beneficiary, or any of his representatives.
     12. American Jobs Creation Act of 2004. The Agreement, as amended hereby, shall be construed, administered, and interpreted in accordance with (i) before January 1, 2008, a reasonable, good-faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (collectively the “AJCA”) and (ii) after December 31, 2007, the AJCA. If Interpublic or Executive determines that any provision of the Agreement, as amended hereby, is or might be inconsistent with the requirements of the AJCA, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid causing Executive to incur adverse tax consequences under Section 409A of the Code. No provision of the Agreement, as amended hereby, shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to Interpublic.
          IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and Executive have caused this Amendment to the Agreement to be executed.

The Interpublic Group of Companies, Inc.			Executive

BY:	/s/ Nicholas J. Camera		/s/ Timothy A. Sompolski
	Nicholas J. Camera		Timothy A. Sompolski
Senior Vice President
General Counsel

DATE:	September 12, 2007	DATE:	July 4, 2007